UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2013

Medical Action Industries Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-13251	11-2421849
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

500 Expressway Drive South
Brentwood, New York	11717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(631) 231-4600

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 21, 2013 (“Effective Date”), the Board of Directors (the “Board”) of Medical Action Industries Inc. voted to expand the size of the Board from six to seven members.  In addition, on the Effective Date, Ms. Pamela R. Levy was elected to the Board as a Class II director to serve from the Effective Date until the 2013 Annual Meeting.  Furthermore, after careful consideration the Board determined that Ms. Levy satisfies the definition of “independent director” set forth in NASDAQ Stock Market Rule 5605(b)(1).  As an independent director, she will also serve on the Board’s Audit Committee.

Ms. Pamela R. Levy currently serves as Founder, CEO and President of PEARL Financial Advisors LLC, a healthcare debt capital advisory firm, a position she has held since April 2013, and previously from March 2010 to October 2010.  From November 2010 through March 2013, she was a Partner at White Oak Merchant Partners, a debt capital advisory and merchant banking firm.  From 1993 through February 2010, Ms. Levy served in multiple positions, including as a senior officer and team leader, at Bank of America Merrill Lynch and predecessors Banc of America Securities and NationsBank N.A.  Her last position at Bank of America Merrill Lynch was Managing Director, Head of Healthcare Leveraged Finance.  In that role, she led a team of professionals responsible for all aspects of debt capital raising, including acquisition financing, recapitalizations, and leveraged buyouts, for healthcare products and services, medical device, life science, specialty pharmaceutical and other healthcare related corporate and private equity clients.  From 1984 to 1993, she was an officer at the Chase Manhattan Bank, N.A.  Ms. Levy currently serves on the Board of Directors and is Audit Committee Chair of privately-held HCMC Legal, Inc., a provider of legal and review management services, and human capital solutions to law firms, law firms’ clients, and large corporations.  She received a B.A. degree in Middle Eastern Studies at the University of California at Berkeley and her Masters of International Affairs from Columbia University.  She has earned both the CFA (Chartered Financial Analyst) and CFP® (Certified Financial Planner®) designations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL ACTION INDUSTRIES INC.

By:	/s/ John Sheffield
John Sheffield
Executive Vice President and Chief Financial Officer

Dated:    May 23, 2013